Exhibit 99.1
Memorandum of Understanding (“MOU”)

Parties:
1.0  Lior Barash ("Barash"), Lior Dolphin ("Dolphin"), Erez Glazer ("Glazer"), Lior Wayn ("Wayn") (collectively the "Entrepreneurs") and Consolidated Gems, Inc., a company incorporated under the laws of the State of Delaware USA and publically traded on the over the counter market in the United States of America ("CGI").

Background:
2.0  The Entrepreneurs developed know-how in the field of Cyber technology (the "AttoFensive Technology").
2.1  It is the intention that CGI will acquire the AttoFensive Technology from the Entrepreneurs as set out in clause 10.0.
2.2 CGI and the Entrepreneurs have agreed to jointly develop the AttoFensive Technology in accordance with the principles detailed below and a detailed agreement to be signed by the parties.

The Entrepreneurs' Services:
3.0 Commencing December 1, 2017, the Entrepreneurs shall commence development of a product based on AttoFensive Technology as set out in the attached presentation.
3.1 The Entrepreneurs shall  supply CGI with their personal services in the following roles:
•Barash – Chief Technology Officer

•Dolphin – Chief Product Officer

•Glazer – Chief Operating Officer

•Wayn – Chief Executive Officer

3.2  It is the intention that Barash and Glazer will work full-time on the development of the product and Dolphin and Wayn will work part-time (with a gradual increase to full-time) on the development of the product.
3.3  Once the Fund Raising defined in clause 5.2 is completed, the Entrepreneurs shall be compensated for their services, as customary for such positions, all in accordance with the budget to be duly adopted by CGI.

Interim Funding:
4.0  Until the earlier of (a) the lapse of 8 months from the date hereof, and (b) closing of the Fund Raising (defined below), CGI shall pay the Entrepreneurs only from funds raised specifically for this purpose a monthly amount of US$30,000. (US$10,000 to Barash US$10,000 to Glazer US$5000 to Dolphin US$5000 to Wayn).
4.1  In addition, CGI shall cover operating expenses incurred by the Entrepreneurs (tax, accounting, legal, D&O insurance, travelling expenses, etc.), in an amount of up to US$50,000 on the production of invoices and/or receipts for such expenditure.

Consideration:
5.0  Upon the completion of placements amounting to USD$400,000 for the AttoFensive Technology:
i.Erez Glazer will be appointed to the Board of directors of CGI.

ii.CGI shall grant to the Entrepreneurs (or their designees) options to acquire 10,000,000 shares of Common Stock in CGI at an exercise price of  US$0.001 per share of Common Stock; and

5.1  Upon the completion of placements amounting to USD$750,000 for the AttoFensive Technology:
i.One more of the Entrepreneurs will be appointed to the Board of directors of CGI.

ii.CGI shall grant to the Entrepreneurs (or their designees), options to acquire 10,000,000 shares of Common Stock in CGI at an exercise price of  US$0.001 per share of Common Stock; and

5.2  Upon the completion of placements amounting to USD$2,000,000 for the AttoFensive Technology:
i.One more of the Entrepreneurs will be appointed to the Board of directors of CGI.

ii.CGI shall grant to the Entrepreneurs (or their designees), options to acquire 30,000,000 shares of Common Stock in CGI at an exercise price of US$0.001 per share of Common Stock.

5.3  Once CGI's gross revenues per year exceed an aggregate amount of US$100,000, CGI shall issue the Entrepreneurs (or their designees), options to acquire 25,000,000 shares of Common Stock in CGI at an exercise price of  US$0.001 per share of Common Stock.
5.4  Once CGI's gross revenues per year exceed an aggregate amount of US$1,000,000, CGI shall issue the Entrepreneurs (or their designees), options to acquire 25,000,000 shares of Common Stock in CGI at an exercise price of  US$0.001 per share of Common Stock.
5.5  Once CGI's gross revenues per year exceed an aggregate amount of US$2,500,000, CGI shall issue the Entrepreneurs (or their designees), options to acquire 25,000,000 shares of Common Stock in CGI at an exercise price of  US$0.001 per share of Common Stock.

Financing:
6.0  CGI shall raise US$2,000,000, (the "Fund Raising").  In the event that the Fund Raising does not close by the date set forth above, the Entrepreneurs will be released from their obligations to provide services to CGI and the AttoFensive Technology shall, at the Entrepreneurs' sole discretion and for no consideration, revert to the Entrepreneurs. All Fund Raising proceeds will be distributed as per the board of directors.

Australian Dual Listing:
7.0  With best endeavor CGI shall use its reasonable endeavors to  list on the Australian Securities Exchange within 18 months of closing of the Fund Raising and raise an additional amount of at least US$5,000,000, under the same conditions of this MOU

Use of Proceeds:
8.0  All funds shall be utilized for research and development, equipment, licenses, salaries, business operation, marketing, sales, go-to-market activities, corporate and administration costs and other working capital requirements.

Board of Directors:	9.0 CGI shall take all necessary steps so as to ensure that the board of directors of CGI is comprised of up to 5 members and that the Entrepreneurs are entitled to appoint 3 members.
ip Technology	10.0 The Entrepreneurs shall transfer the AttoFensive Technology to CGI (or its nominee) within 14 days of the signing of this MOU.
Confidentiality:	11.0 As per NDA executed July 24, 2017.
Choice of Law:	12.0 The laws of the State of Australia.

Agreed to and accepted, on December 7, 2017:

______________________	______________________	______________________
Lior Barash	Erez Glazer	Lior Dolphin

______________________	______________________
Lior Wayn	Mordechai Gutnick Consolidated Gems, Inc.